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CONTACTS:
Phil Harmon                                            Citigate Sard Verbinnen
Brunswick Technologies Inc.                            David Reno/Andrew Cole
(207) 729-7792                                         (212) 687-8080


           BRUNSWICK TECHNOLOGIES FILES COMPLAINT AGAINST SAINT-GOBAIN
                  AND AFFILIATES ALLEGING UNLAWFUL TENDER OFFER

         BRUNSWICK, MAINE, APRIL 27, 2000, Brunswick Technologies, Inc. (Nasdaq:
BTIC) ("BTI") announced today that it filed suit in federal district court in Portland, Maine seeking injunctive and other relief against CertainTeed Corporation, a wholly owned subsidiary of Compagnie de Saint Gobain (Paris, France) and related affiliates in connection with CertainTeed's April 20, 2000 tender offer for all of the outstanding common shares of BTI not already owned by its subsidiary, Vetrotex CertainTeed Corporation.

         In the action, BTI has alleged that CertainTeed and its affiliates, the owner of approximately 14% of the outstanding common shares of and a major supplier to BTI, violated Sections 13(d) and 14(d) of the Securities Exchange Act by failing to make timely amendments to its Schedule 13D disclosing its intent to acquire control of BTI, and by failing to comply with SEC requirements concerning the delivery to BTI of its tender offer materials. In addition, BTI's 5 Count Complaint alleges that the actions of CertainTeed and its affiliates have violated Maine state law.

         As part of the relief requested, BTI has asked in the best interests of all BTI shareholders that the federal district court enter an interim order temporarily halting CertainTeed's tender offer for 30 days, so that BTI's Board of Directors can undertake a reasoned and expeditious evaluation of the terms and conditions of the tender offer and make a recommendation to its shareholders.

         Examples of products manufactured with BTI engineered reinforcements include: ballistic armor, boats, snowboards, railcars, truck panels, wind blades, airframe structures, automotive parts, marine pilings, bridges, and offshore oil and gas production equipment. BTI has manufacturing facilities in the Maine, Texas and the UK.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated revenue growth, operating results and future earnings




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CONFIDENTIAL DRAFT -- 04/27/00

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per share contain forward-looking statements (identified by the words "expect",
"estimate", "project", "plans", "believe", and similar expressions) that involve known and unknown risks and uncertainties. For these statements the company claims the protection of the safe harbor of the private Securities Litigation Reform Act of 1995. The company's results may differ significantly from the results indicated by such forward-looking statements. The Company's future results are dependent upon general economic conditions, the availability of supplies of fiberglass, the ability to expand new and existing markets, competition from competing product lines from both fiberglass and non-fiberglass suppliers, the ability to manage growth in inventory, the stability of its customers' capital spending plans and the ability of the company to obtain necessary capital from time to time. These and other risks are detailed from time to time in the Company's SEC reports, including Form 10K for the year ended December 31, 1999.


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